Exhibit 10.9

Taipei Fubon Bank, Taipei

Letter of Approval of Credit

Date: 12 August 2022

(220812-TFB01399725)

To: STAR LEADRE TRADING LIMITED

(hereinafter referred to as “Customer”)

Dear Sirs,

“Fubon Commercial Bank of Taipei Co., Ltd. states that “We” will, subject to the terms and conditions set out below, deliver to us a letter of general agreement signed and delivered by you.”

“The terms and phrases defined in the Master Letter of Grant or the following bank lines of credit (“credit”) are set out in this Letter of Approval.

This Letter of Approval (if any) represents a letter of approval signed between the previous Client and the Bank.

Approved terms and conditions of credit:

(1), credit lines :

Item: D

i. Credit nature: trade finance; post-export finance

ii. Amount: US$1,500,000 in whole

i. Maturity / Period / Use / Repayment of principal interest :

(1)12 months from the date of signing, subject to not exceeding August 31, 2023

(2). maximum period of each credit grant is 120 days

(3). circulation

(4). pay interest every - month

(5). settlement at maturity

iv. Interest Rate / Fee:

use US dollars

The interest rate is based on the one-time TAIFX3+1.3% of the previous business day (hereinafter referred to as the “booking date”) of Ying Shang Lufut Co., Ltd.

Regular one-month maneuvering.

Fees:

Free of charge for establishing credit lines, account management fees, operating fees for changing credit terms and conditions, and operating fees for loan transfer.

v. Interest Payment Dates:

In accordance with the general agreement of the credit.

Item: E

i. Nature of credit: trade finance, export remittances

ii. Amount: USD $500,000 in whole

ii. Maturity / Period / Mode of Use / Mode of Repayment of Principal Interest :

(1)12 months from the date of signing, not exceeding 31 August 2023

(2). circulation

(3) Claims against foreign countries on full set of export documents, automatic redemption upon payment by foreign banks iv. Interest Rate / Fee:

use US dollars

The interest rate is based on the same date TAIFX3+13% on the day prior to the borrowing date (hereinafter referred to as ”) definitely,

Use of the Euro

The interest rate shall be based on 1MEURIBOR + 2.3% · GU, Yingshang Road Special Co., Ltd. 2 business days prior to the date of borrowing (hereinafter referred to as the “Pricing Date”). definitely.

Fees:

Credit line establishment, account management fees, credit conditions change operating fees, loan transfer operating fees are exempted.

Deposit handling fee 0.08% Collecting handling fee 0.08%

v. Interest Payment Dates:

In accordance with the letter of general agreement.

(2) Guarantor: Chiang Jing Bin

(3) Terms and conditions of guarantee: Credit

(4) Pre-use Achievement Conditions:

1.The loan is based on commercial invoice and related transport documents. The loan percentage is limited to 8 issued by commercial.

2.The maximum duration is 120 days.

3. Draw on the balance of active expenses 2 Cost bank certificate of deposit set up, the limit currency and the guarantee currency do not need to be discounted.

4. Quadrant KETTLER ALU-RAD GMBH, Aydia Industries Limited, Colnago Bike TLA SPORTS PTE LTD · ITA OLYMPIS CO., LTD. · OLYMPIS CO., LTD., BY ITA CO., LTD. and the above Buyer’s Note Relative enterprise. Only with the consent of the Bank can the new contractor be accepted.

E. Use each time the export document is presented.

(5) Post-use tracking conditions:

D

1 Quarterly review of STAR LEADER TRADING LIMITED transaction remittances (including but not limited to remittances) deposit, collection, etc.) up to US$1,500,000. The previous excess can be accumulated to the next review. Interest rate not reached plus 0.25%. Re-examination failed.

E:

None

(6) other (useful) components:

1. If the 2021 Accountant’s Financial Signs for STARLEADER TRADINGLIMITED are not provided by the end of September 2022 for inspection by the Bank STAR LEADER TRADING LIMITED is not allowed to transfer/pending the 2021 accountant’s financial certificate for inspection by the Bank When you’re done, you have to move.

(7) other :

Prerequisites for First Use

Customer’s application for first use under any credit line shall be subject to the following documents in the form and content received by the Bank approved by the Bank.

a. duly signed by the client [and the sponsor/guarantee] and other correspondence documents as defined in the Master Grant)

6 Signing and delivering of Letter of Approval, Letter of Grant and other Letter of Credit on behalf of the Customer [and Sponsor/Provider of Guarantee]

supporting documents that are necessary for authorization or confirmation;

c. Confirmation by the sponsor/provider, if applicable, signed by the sponsor and the provider of personal security;

d. The authorized officer provides credit documents and credit documents on behalf of the client and the insurer/insured goods, or is required to provide credit documents on behalf of the client or with supporting documents for the authorization of the relevant instruments of notification and other documents and the signature of the certified officers;

e, articles of association or other documents of association of the client (and sponsor/provider of collateral), business license company registration certificate, or other equivalent documents, hereby certify that the Client [and the Sponsor/Provider of Guarantees] has incorporated a legal establishment and is licensed to carry on the current trade.

and still in force;

f. Clear documents, where applicable, in respect of which a security has been created in the relevant jurisdiction and which are self-enforceable;

g. Application for use signed on behalf of the client with an authorized signature accepted by the Bank;

h, a promissory note duly issued by the customer, if applicable; and

i. Any other similar documents, information or supporting documents that the Bank may request from time to time.

Prerequisites for Individual Use

Under the credit lines, the Government is obliged to allocate funds for subsequent operations if the following preconditions:

a. the Client’s warranty and guarantor or guarantor in the Letter of Grant at the time of submission of the application for and use of the relevant use “Where applicable, the statement and undertaking in respect of the undertaking or relevant documents are true and correct. ” based on the facts and circumstances that existed at the time;

(b) the default did not occur and continued at the time of submission of the application for use and the use, or was caused by the use; and application for use signed on behalf of the client with an authorized signature accepted by the Bank.

Other conditions:

(1) Customer’s request to use all or part of the credit lines shall be made to the Bank on the terms and conditions set out in this Letter of Approval before the Bank expressly agrees to the customer’s request for electricity, or provides the relevant credibility to the customer. The Bank does not undertake to provide the relevant information credit line.

(2) Notwithstanding other provisions of this Credit Grant Approval, credit lines are uncommitted credit lines and the Bank may review the credit lines at any time The Bank reserves the right at any time to alter, modify, suspend, reduce or cancel any credit lines, or to prescribe them in advance of the eventually

The Bank may change the terms and conditions of credit (including interest rate) at any time without the consent of other parties.

(3)Regarding annual credit (excluding credit lines secured by bank guarantees/guaranteed letters of credit, direct credit lines to people in mainland China) and to obtain the credibility of the guarantor’s guarantor (e.g. deposit, real estate) in Mainland China), if the client applies for renewal and is subject to review by the Bank. The credit will be renewed for another year. . If a customer applies for use after the issue of a new Letter of Approval, the customer will be deemed to have consented.

Acceptance of new Letter of Approval subject to the same conditions as the existing Letter of Approval.

(4) The addendum to this Letter of Approval forms part of the Letter of Grant signed by the Client and the Bank. Failure to comply with this Letter of Approval The decision should be made in accordance with the Master Letter, the power application and other credit documents (as defined in the Master Letter).

(5) If the contents of the resolution are inconsistent with those contained in this Letter of Approval, the content of the resolution of the Board of Directors’ meeting shall be subject to the approval of the Bank.

The Bank will use the resolution of the Children’s Meeting as a condition of communication between the two parties.

(6) Customer shall ensure that there is no excess use (i.e. the amount of credit granted in this Letter of Approval) other than with the written consent of the Bank without further notice or the overdraft limit provided by the Bank. The excess of the credit limit plus interest will be repaid to the Bank.

(7) If the target interest rate applied on the pricing day is not quoted in the open market due to the regional non-operating days in which the rate is priced, the target interest rate shall remain fixed latest offered interest rate prior to the date of price.

(8) If the market fails to provide the benchmark interest rate or the benchmark interest rate does not reflect the cost of the Bank’s funds, the benchmark interest rate will be electrically charged. The Bank’s capital costs or other interest rates agreed upon by the Client and the Bank in respect of the relevant appropriations.

(9) “If the interest rate adjustment date is not open to the Bank, the corresponding index rate quoted by the Bank during the preceding business day may be used as the basis for valuation.”quoted at overnight call rate (Note) (Note) Overnight Call Rate: SOFR (Secured Over Night Rate), SONIA (Sterling) Overnight Index Average (ESTR) - ESTR (Euro Short Term Rate) • SARON (Swiss Average Rate) Overnight ·TONA (Tokyo Overnight Average. Rate) SORA (Singapore Overnight Rate) Average) 30 Day Average SOFR (30 Day Average Secured Night Financial Rate)

(10) quoted at the overnight call rate Borrowing white or adjustment white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Borrowing white Market day Borrowing white Calculated at the interest rate provided by the benchmark market on the previous business day. Note “Market Business Days at Base Rate” means the benchmark interest shown in the Lettering Agreements Rates fields of this Letter of Approval.

business days of the local market. This Letter of Approval shall be interpreted and applied in accordance with the laws and regulations of the Republic of China.

(11) This loan is subject to a maximum mortgage secured claim in respect of the security,

3. Base Rate Change Agreement The Financial Conduct Authority (FCA) announced that it would no longer require representativeness after the end of 2021. the London LIBOR rate.

In order to ensure that the application of LIBOR to a credit case at the Base Rate will be subject to BOR withdrawal, if LIBOR withdraws during the credit period,

The Bank reserves the right to notify customers in writing of the additional amount of the open market index interest rate specified by the Bank in that currency if the offer or notice is not market representation of the interest rate as an alternative to the LBOR benchmark interest rate (the “rate”) If the customer does not agree with the interest rate stated in the written notification, the interest rate should be paid to the Bank at “Within the time limit for negotiation of the notice, if the parties reach an agreement before the time limit for negotiation, the Client’s letter of credit will expire on the date of negotiation”

After 30 days, the customer should pay off the credit obligation immediately for the credit obligation immediately.

Within 3 months from the date of issue of this Letter of Approval, Customer signs the relevant documents (including, but not limited to, this Letter of Approval, Master Grant, letter and other documents required by the Bank) to be delivered to the Bank if the client fails to provide the aforesaid documents. The Bank will cancel the credit amount. customers without notice.

Taipei Fubon Commercial Bank Limited.

Customer Name:
STAR LEADER TRADING LIMITED
/s/ Star Leader Trading Limited
Authorized Signature Representative: Chiang Jing Bin
Title: Chairman of the Board
23 August 2022 AD